Exhibit 99.1

NEWS RELEASE For release at 9:00 p.m. EST February 10, 2005 Contact: Julie Blystone Toll free office: (800) 200-4848 Fax: (608) 664-3882 Email: pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning™, Inc. Increases Quarterly Cash Dividend 25%;

Authorizes Additional Stock Re-purchases

WISCONSIN RAPIDS, Wis. – February 10, 2005 – Renaissance Learning™, Inc. (NASDAQ: RLRN), a leading provider of learning information systems and school improvement programs for pre-K–12 schools, announced that its board of directors increased the quarterly cash dividend by 25%, from $.04 per share to $.05 per share.  The cash dividend of $.05 per share is payable March 11, 2005 to shareholders of record as of February 25, 2005.  The board also authorized an additional three million shares under the stock re-purchase program.

“We believe our current initiatives to accelerate learning have positioned us for growth,” said John Hickey, president and chief executive officer of Renaissance Learning. “The board’s actions are a reflection of our confidence in the company's future and it's overall financial strength.”

The company has re-purchased 4.3 million shares of stock under the prior authorization of 5 million shares.  With the authorization of 3 million shares, the company may repurchase an additional 3.7 million shares through a variety of methods, including open market purchases, block transactions, privately negotiated transactions, accelerated share repurchase programs, or other similar facilities. Such purchases may be made from time to time and may be discontinued at any time. No time limit was placed on the duration of the repurchase program. Repurchased shares will be used for stock-based employee benefit plans and for other general corporate purposes. The amount and timing of any share repurchases will be based on management's ongoing assessment of the Company's capital structure, liquidity, general market conditions and other corporate considerations.

Renaissance Learning®, Inc.

Renaissance Learning, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by more than 67,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork.  Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s growth prospects.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2003 Annual Report on Form 10-K and later filed Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Source: Renaissance Learning, Inc.

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